Exhibit 4.1



          Designation of Class A-1 Convertible Preferred Stock

          The Preferred Stock authorized by this Designation of Class A-1 Preferred Stock is the first of a series of preferred stock designations that may be issued from time to time. This Designation, with an Initial Issue Date of October 30, 2003, sets forth the rights, preferences, privileges, and restrictions granted to and imposed on the Series A-1 Convertible Preferred Stock, which series shall consist of up to five thousand (5,000) shares of Series A-1 Preferred Stock at a face price per share of $1,000 per share (the "Series A-1 Preferred Stock").

          Section 1. Definitions.

          For the purposes of this designation, the following definitions shall apply:

          "Additional Shares of Common Stock" means all shares of Common Stock issued (or, pursuant to paragraph 4(f), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock currently issued or issuable:

          (A) upon conversion of shares of Preferred Stock;

          (B) as a dividend or distribution on Preferred Stock;

          (C) by way of a dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses for which adjustment is made pursuant to paragraph 5(d), below;

          (D) pursuant to an employee stock benefit, option, purchase or similar plan approved by the Board of Directors (as adjusted to reflect any stock split, stock dividend, combination, or recapitalization following the Original Issue Date);

          (E) in connection with a strategic relationship, where the reliance on this exemption is approved by a majority of the Board of Directors prior to the issuance of such securities;

          (F) solely to give effect to the anti-dilution provisions hereof where the reliance on this exemption is approved by a majority of the Board of Directors prior to the issuance of such securities;

          (G) in connection with an acquisition approved by the Board of Directors;

          (H) in connection with a bank loan, equipment lease or comparable financing, where the reliance on this exemption is approved by a majority of the Board of Directors prior to the issuance of such securities; or

          "Board of Directors" shall mean the Board of Directors of this Corporation.

          "Conversion Price" means the Series A-1 Conversion Price, as applicable.

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          "Convertible Securities" means any evidences of indebtedness, stock
          (other than Common Stock, issuable upon the conversion of any outstanding Preferred Stock or the Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

          "Independent Director" means a director who, at the time of his election to the Board of Directors, (i) is not an employee of the Corporation, (ii) is recognized within his area of expertise as an industry expert and (iii) does not have a personal bias in favor of or opposed to the holders of Preferred Stock, the holders of Common Stock or the Corporation's management.

          "Junior Shares" means all shares of Common Stock, and any other stock ranking junior to the Series A-1 Preferred Stock with respect to dividends, liquidation, or redemption rights.

          "Liquidation Preference" means, collectively, the liquidation preferences of Series A-1 Preferred Stock.

          "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock, or other Convertible Securities.

          "Original Issue Date" means the date on which a share of Series A-1 Preferred Stock was first issued.

          "Preferred Stock" means, collectively, the Series A-1 Preferred Stock plus any subsequently issued series of Preferred Stock.

          "Qualified Public Offering" means a fully underwritten firm commitment public offering by a nationally recognized investment bank pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by this Corporation of Common Stock in which the public offering price is not less than three times the Series A-1 Price as adjusted for any stock splits, stock dividends, combinations or recapitalizations occurring after the Original Issue Date) and the aggregate gross proceeds equal or exceed $10,000,000.

          "Series A-1 Conversion Price" means the amount set forth in paragraph 4(a), as adjusted pursuant to Section 5.

          "Series A Liquidation Preference" means the Series A-1 Liquidation Preference.

          "Series A-1 Liquidation Preference" has the meaning given to it in paragraph 3(a).

          "Series Price" means the Series A-1 Price.

          "Series A-1 Price" is $1,000.00 per share.

          "Series A Preferred Stock" means the Series A-1 Convertible Preferred Stock.

          "Subsidiary" means any corporation, Limited Liability Company or other entity at least 50% of whose outstanding voting power shall at the time be owned directly or indirectly by this Corporation or by one or more subsidiaries.

          Section 2. Dividend Rights.

          (a) Series A Preferred Stock Dividend Amount

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          The holders of the Series A-1 Preferred Stock shall be entitled to receive dividends, out of any funds legally available therefore, at the rate of 5% of the applicable Series A-1 Price per share (adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization occurring after the Original Issue
          Date), per year, in preference and priority to any payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Junior Shares.

          (b) Dividends Cumulative

          Dividends on the Preferred Stock shall be cumulative from the Original Issue Date (i.e., such dividends shall be deemed to accrue from day to day whether or not earned or declared); provided, however, that such accrued dividends only shall be required to be paid: when, as and if declared by the Board of Directors. As long as any shares of the Preferred Stock are outstanding, the Corporation shall not declare or pay any dividend or make any other distribution upon any Junior Shares (except dividends or distributions payable in Common Stock, Options or Convertible Securities). Any accumulation of dividends on the Preferred Stock shall not bear interest.

          (c) Series A-1 Convertible Preferred Stock

          The holders of the Convertible Preferred Stock shall be entitled to receive dividends on a para passu basis with the Common Stock on a 5,000 share per share basis to the Preferred for each common share, such ratio adjusted according to Section 5.

          (d) Priority

          In the event that the Corporation shall declare and pay less than the aggregate dividends at any time required to be paid by paragraph 2(a) above on shares of the Series A-1 Preferred Stock, then dividends actually paid will be paid on the Series A-1 Preferred Stock to each holder thereof in proportion to the total dividends at the time payable to each.

          Section 3. Liquidation Preference.

          (a) General In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary:

          (i) the holders of Series A-1 Preferred Stock shall be entitled to receive para passu among the different series of Series A Preferred Stock, but in preference to the holders of any Junior Shares, an amount per share equal to the sum of (y) the applicable Series A-1 Price for each outstanding share of Series A-1 Preferred Stock (as adjusted for stock splits, stock dividends, combinations and recapitalizations occurring after the Original Issue Date) plus (z) an amount equal to all accrued and unpaid dividends on such share (such sum the "Series A-1 Liquidation Preference" provided, that if upon the occurrence of such event, the funds and assets of the Corporation available to be distributed among the holders of the Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount of such available funds and assets of the Corporation, after giving effect to subparagraph 3(a)(i), above, shall be distributed ratably to the holders of the Series A-1 Preferred Stock;

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          (ii) next, any remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

          (b) Acquisition Treated as Liquidation

          (1) Any transaction or series of related transactions that results in a Change of Control (as defined below) will be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3, unless the holders of at least 75% of the then outstanding shares of Preferred Stock, voting together as a single class (on an as-converted basis), elect by giving written notice thereof to the Corporation at least three days before the effective date of such Change of Control that such transaction or series of related transactions shall not be treated as a liquidation, dissolution or winding up of the Corporation. For purposes hereof, the term "Change in Control" means any merger, consolidation, or reorganization of the Corporation, or sale of all or substantially all of its assets or the effectuation of any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (excluding any capital raising transaction approved in advance by a majority of the outstanding Preferred Stock (voting together as a single class and on an as-converted basis). If no such notice is given, Section 3 shall apply and if such notice is given, the provisions of paragraph 4(c) shall apply.

          (ii) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Corporation. Any conflicting provision of this Certificate of Incorporation notwithstanding, at least ten days prior to the closing of any transaction that would constitute a Change of Control (without giving effect to paragraph 3(b), above), the Corporation shall provide written notice to each holder of Preferred Stock of its reasonable estimate of the amount that the holder of Preferred Stock would be entitled to receive upon the completion of such Change of Control pursuant to Section 3 hereof and the amount that such holder would otherwise be entitled to receive if all outstanding Preferred Stock were converted into Common Stock immediately prior to the occurrence of such Change of Control. Any securities shall be valued as follows:

          (1) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

          (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

          (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the disinterested members of the Board of Directors of this Corporation and the holders of at least a majority of the voting power of then outstanding shares of Preferred Stock.

          Section 4. Conversion of Convertible Preferred Stock

          The holders of the Series A-1 Preferred Stock shall have conversion rights in accordance with the following provisions:

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          (a) Right to Convert and Conversion Price

          Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into 5,000 fully paid and non-assessable shares of Common Stock if there is a sufficient number of authorized but un-issued shares of Common Stock available for such Preferred Stock to be converted into Common Stock. The holder of such Convertible Preferred Stock shall be entitled to receive such number of shares of Common Stock as is determined by dividing the Series Price for that series of Preferred Stock by the Conversion Price for that series of Preferred Stock, (determined and adjusted as hereafter provided), in effect at the time of conversion. The Series A-l Conversion Price shall initially be $0.20 per share of Common Stock. The Conversion Price of Series A-1 Preferred Stock shall be subject to adjustment as provided in Section 5.

          (b) Mandatory Conversion

          Each share of Preferred Stock shall automatically be converted into shares of Common Stock anytime there are a sufficient number of shares of authorized but un-issued shares of Common Stock available for all such Preferred Stock to be converted into Common Stock at the then effective Conversion Price upon the closing of a Qualified Public Offering. All holders of record of shares of Preferred Stock will be given at least 10 days' prior written notice of the date fixed and place designated for mandatory conversion of the Preferred Stock and the event which will result in the automatic conversion of the Preferred Stock into Common Stock. Such notice shall be sent by certified mail, postage prepaid, to each record holder of Preferred Stock at such holder's address appearing on the stock register of the Corporation. The mechanics for obtaining shares of Common Stock following the conversion of the Preferred Stock and payments in lieu of fractions set forth elsewhere in this Section 4 shall apply to the mandatory conversion of the Preferred Stock; provided, however, that such provisions shall not imply any condition precedent to the actual conversion of such Preferred Stock in connection with a mandatory conversion of such Preferred Stock pursuant to this paragraph 4(b).

          (c) Effect of Acquisition on Preferred Stock

          In the event of a merger or consolidation of the Corporation with or into another corporation or entity or a sale by the Corporation of all or substantially all of its assets, and in the case of successive such mergers, consolidations or sales (except for any such transactions as are treated as a liquidation under paragraph 3(b) hereof), thereafter the shares of Preferred Stock then outstanding shall be convertible into the number and kind of securities of the acquiring or surviving corporation (or such other entity whose securities are delivered in exchange for the Common Stock of the Corporation) to which the holders of the Preferred Stock would have been entitled if such holders had converted their Preferred Stock into Common Stock or the common stock of any successor to the Corporation upon the consummation of such sale, merger or consolidation; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 and Section 5 with respect to the rights and interest thereafter of the holders of each series of Preferred Stock, to the

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          end that the provisions set forth in this Section 4 and Section 5
          (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of each series of Preferred Stock.

          (e) Mechanics of Conversion

          No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. After aggregating all fractional shares of Common Stock that the holder of Preferred Stock would otherwise be entitled to receive upon the conversion of such Preferred Stock, in lieu of any fractional share to which a holder of the Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective fair market value for such series of Preferred Stock (as determined in good faith by the Board of Directors). Before any holder of Preferred Stock shall be entitled to receive shares of Common Stock upon the conversion of any Preferred Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at the office of the Corporation or of any transfer agent for the Preferred Stock. In addition, in connection with any voluntary conversion of Preferred Stock, the holder thereof shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in order to avoid a conversion into fractional shares of Common Stock. Except as provided in paragraph (b), above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, as applicable, on such date. In lieu of delivering any stock certificate required to be delivered in connection with a conversion of Preferred Stock, the record holder may deliver to the Corporation (or its transfer agent, if any) an affidavit indicating that such certificate has been lost, stolen or destroyed and an agreement (in form and substance reasonably satisfactory to the Corporation) to indemnify the Corporation from any loss incurred by it in connection therewith.

          (e) No Impairment

          The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          (g) Notices of Record Date, etc

          In the event that the Corporation shall propose at any time:

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          (i) to declare any dividend or distribution upon any class or series of its capital stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (ii) to offer for subscription pro rata to the holders of any class of its stock any additional shares of stock of any class or other rights;

          (iii) to subdivide or combine its outstanding Common Stock or Preferred Stock; or

          (iv) to effect any reclassification or recapitalization of its capital stock outstanding involving a change in any class of series of the Preferred Stock or Common Stock,

          then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

          (1) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, subscription rights, subdivision or combination (and specifying the date on which the holders of capital stock of the Corporation shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clause (iv) above; and

          (2) in the case of the matters referred to in clause (iv) above, at least 10 days' prior written notice of the date when the same shall take place (specifying the date on which the holders of any class of series of the Preferred Stock, Common Stock shall be entitled to exchange their Preferred Stock or Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be given by certified mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

          (h) Reservation of Common Stock

          The Corporation shall, at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but un-issued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

          (1) Cancellation of Preferred Stock all shares of Preferred Stock which shall have been converted into Common Stock as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon. Any shares of Preferred Stock so converted shall be retired and cancelled, and shall not be reissued, and the Corporation

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          may from time to time take such appropriate action as may be necessary to reduce the number of authorized shares of Preferred Stock accordingly.

          Section 5. Adjustment of Conversion Price

          (a) Adjustment of Conversion Price

          The Conversion Price on Series A-1 Preferred Stock shall be adjusted as set forth in this Section 5 with the intent that the rights of holders of such Preferred Stock to convert shall not be impaired.

          (b) Situations Where No Adjustment Required

          No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common

          Stock issued or deemed to be issued is less than the Conversion Price applicable to such series of Preferred Stock on the date of, and immediately prior to, such issue.

          (c) Adjustment for Combination or Consolidation of Common Stock

          In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, each Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (d) Adjustment for Stock Dividend or Subdivision

          In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock by reclassification or otherwise than by payment of a dividend in Common Stock, then and in any such event, each Conversion Price in effect immediately prior to such subdivision or stock dividend shall forthwith be proportionately reduced.

          (e) Adjustment Upon Issuance of Additional Shares of Common Stock

          (i) In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (f) hereof but excluding any issued as a stock split or combination as provided in paragraph (c) or upon a dividend or distribution as provided in paragraph (d)) without consideration or for a consideration per share less than the Conversion Price for any Series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for that series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

          New Conversion Price = P1Q1 + P2Q2 / Q1+Q2

          Where:

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          P1 = the Conversion Price for that series of Preferred Stock in effect immediately prior to such issue; -

          Q1 = the total number of shares of Common Stock outstanding immediately prior to such issue (including shares described in clause
          (ii) below);

          P2 = Average price per share received by the Corporation upon such issue; and

          Q2 = Number of shares of Common Stock issued (plus Additional Shares of Common Stock deemed to have been issued) in the subject transaction.

          (ii) For the purposes of paragraph (e)(i), the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and any resulting Convertible Securities fully converted into Common Stock as of such date, but not including in such calculation any shares of Common Stock issuable with respect to shares of the Preferred Stock, Convertible Securities or outstanding Options solely as the result of an adjustment in the respective Conversion Prices or ratios resulting from the issuance of such Additional Shares of Common Stock.

          (iii) The applicable Conversion Price for any series of Preferred Stock shall not be reduced at the time of any issuance of Additional Shares of Common Stock if the amount of such reduction would be an amount less than $0.005, but any such amount shall be carried forward and a reduction with respect thereto shall be made at the time and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall aggregate to $0.005 or more.

          (f) Adjustment Upon Deemed Issue of Additional Shares of Common Stock

          In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options in accordance with clause (ii) below or, in the case of Convertible Securities, the maximum number of shares of Common Stock into which they are convertible in accordance with clause (ii) below, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (g) hereof) of such Additional Shares of Common Stock would be less than any Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

          (i) except as provided in clause (ii) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common

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          Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

          (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or for any decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, or for the termination of the right to exercise or convert such Options or Convertible Securities, then affected Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase, decrease or termination becoming effective, be recomputed to reflect such increase, decrease or termination insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities and upon termination such Options or Convertible Securities shall no longer be deemed to be outstanding; and

          (iii) no readjustment pursuant to clause (ii) above shall have the effect of increasing an affected Conversion Price to an amount which exceeds the lower of (A) the applicable Conversion Price immediately prior to the original adjustment, or (B) the applicable Conversion Price that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and the readjustment contemplated in clause (ii) above.

          (g) Determination of Consideration

          For purposes of this Section 5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

          (i) Cash and Property Such consideration shall:

          (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

          (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

          (C) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in sub- clauses (A) and (B) above, as determined in good faith by the Board of Directors.

          (ii) Options and Convertible Securities The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (f), relating to Options and Convertible Securities, shall be determined by dividing

          (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for

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          Convertible Securities, the exercise of such Options for Convertible
          Securities and the conversion or exchange of such Convertible Securities, by

          (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (iii) Stock Dividends and Stock Subdivisions Any Additional Shares of Common Stock deemed to have been issued, relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration and each Conversion Price shall be adjusted in accordance with paragraph (d) of this Section.

          (h) Certificate as to Adjustments

          Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth

          (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          Section 6. Voting Rights of Preferred Stock.

          (a) General

          Except as expressly set forth in this Section and except as otherwise required by law, each share of Series A-1 Preferred Stock issued and outstanding shall have the right to vote on all matters the number of votes equal at any time to the number of shares of Common Stock into which the Preferred Stock would be convertible at the then applicable Conversion Price of that Series, and except as expressly provided herein the holders of the Preferred Stock shall vote with the Common Stock as a single class.

          (b) Election of Directors

          The authorized number of directors on the Board of Directors of the Corporation shall be determined in accordance with the bylaws and initially shall be set on the Original Issue Date at seven. At each election of directors, persons shall be elected as follows:

          (i) So long as no fewer than 20% of the aggregate number of shares of Series A-1 Preferred Stock outstanding immediately after the initial sale of Series A-1 Preferred Stock pursuant to the Series A-1 Purchase Agreement (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations occurring after the Original Issue Date) remain outstanding, then the holders of the Series A-1 Preferred Stock then outstanding shall be entitled, voting separately as one class on an as-converted basis to elect three directors of this Corporation (the "Series A-1 Directors");

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          (ii) The holders of the Preferred Stock and the Common Stock then outstanding shall be entitled, voting together as one class on an as-converted basis to:

          (A) elect one director, who shall be the Chief Executive Officer;

          (B) elect one director who need not be an Independent Director; and

          (C) elect two persons who qualify as Independent Directors.

          (iii) The holders of the Common Stock and the Preferred Stock then outstanding, voting together as one class on an as-converted basis, shall be entitled to elect any remaining director(s) of this Corporation.

          In the case of any vacancy in the office of a director elected by the holders of a particular class or series of stock, the vacancy may be filled only by the vote of the holders of such class or series of stock. Any director who shall have been elected by the holders of particular class (es) or series of stock may be removed without cause by, and only by, the applicable vote of the holders of shares of such class (es) or series of stock. Vacancies in the directors elected by any class or series of capital stock may be filled only by the holders of capital stock of the class (es) or series originally electing the director whose position is vacant.

          (c) Matters Affecting the Preferred Stock

          So long as any shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy (70%) percent of the then outstanding shares of Series A-1 Preferred Stock, voting as a single class:

          (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock; or

          (ii) increase or decrease (other than by redemption or conversion as provided herein) the total number of authorized shares of such series of Series A-1 Preferred Stock;

          (iii) authorize or issue any equity security with preference over, or being on a parity with, Series A-1 Preferred Stock with respect to voting rights, dividends, redemption right or liquidation preferences;

          (iv) reclassify any outstanding equity security into an equity security having a preference over, or being on parity with, the Series A-1 Preferred Stock with respect to voting rights, dividends, redemption rights or liquidation preferences;

          (v) repurchase or redeem any equity security, except that the Corporation may without such consent, repurchase or redeem securities from current or former directors, employees and or consultants (i) with a repurchase price equal to the initial cost of such securities or (ii) pursuant to rights under written agreements where the exercise of such rights has been approved by the Board of Directors (including a majority of the Series A-1 Directors);



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          (vi) declare or pay any dividend with respect to the Common Stock other than in Common Stock or rights to acquire Common Stock;

          (vii) consent to any liquidation or dissolution or winding up of the Corporation or any transaction meeting the definition of a Change of Control (whether or not such results in a liquidation pursuant to paragraph 3(b));

          (viii) increase of decrease the number of directors constituting the Board of Directors of the Corporation; or

          (ix) make an assignment for the benefit of the creditors of the Corporation or make any filing for (or encourage or cooperate with any person in effecting a filing with respect to the Corporation for) bankruptcy (whether for liquidation or reorganization) or protection from the creditors of the Corporation under the laws of the United States, any State thereof or any other government;

          provided, however, that (A) if actions to be approved under subparagraphs (c)(i) or (c)(ii) would disproportionately affect any series of Preferred Stock, the approval of at least a majority of such series shall be necessary.